Exhibit 99.1

NEWS	EMRISE
CORPORATION
2530 Meridian Parkway
Durham, NC 27713
(408) 200-3040 (408) 550-8340
www.emrise.com
CONTACT:
Allen & Caron Inc
Rene Caron (investors) Len Hall (media)
(949) 474-4300
rene@allencaron.com
len@allencaron.com

EMRISE ANNOUNCES 2011 YEAR END AND FOURTH QUARTER FINANCIAL RESULTS

Profitable Fourth Quarter
2011 Net Sales up 14 percent Year-over-Year

DURHAM, NC - March 30, 2012 - EMRISE CORPORATION (OTCBB: EMRI), a multi-national manufacturer of defense and aerospace electronic devices and communications equipment, today announced significantly improved financial results for its fourth quarter and year ended December 31, 2011.

EMRISE Chairman and CEO, Carmine T. Oliva, said net sales from continuing operations in 2011 increased approximately 14 percent from 2010. Loss from continuing operations for the year declined year over year by more than 65 percent. For the 2011 fourth quarter, income from continuing operations improved by $1.6 million from the prior year fourth quarter, which resulted in the Company reporting a profit for the 2011 fourth quarter and last half of the year. Net sales from continuing operations for the 2011 fourth quarter increased 11 percent year over year.

Driven primarily by sales of its electronic devices and subsystems for in-flight entertainment and connectivity (“IFE&C”) and its network access products, EMRISE reported 2011 net sales of $33.5 million, an increase from 2010 net sales of $29.5 million, despite the previously announced second quarter cancellation of a $1.2 million order that was scheduled to ship in the third and fourth quarters of 2011. Loss from continuing operations for 2011 was $2.0 million, or $0.19 loss per basic and diluted share, compared to loss from continuing operations in 2010 of $5.9 million, or $0.55 loss per basic and diluted share.

Net loss for 2011 was $1.6 million, or $0.15 loss per basic and diluted share, compared to net loss in 2010 of $3.4 million, or $0.32 loss per basic and diluted share.

Net sales in the 2011 fourth quarter were $10.0 million, an increase from net sales of $9.0 million in the prior year fourth quarter, and a sequential increase of approximately 12 percent from net sales in the 2011 third quarter.
For the 2011 fourth quarter, EMRISE reported income from continuing operations of $302,000, or $0.03 per basic and diluted share, a significant improvement from the loss from continuing operations of $1.3 million, or $0.12 loss per basic and diluted share in the fourth quarter of 2010. Income from continuing operations in the fourth quarter of 2011 was impacted by approximately $112,000 of currency exchange rate losses incurred in the quarter compared to a currency exchange rate gain of approximately $20,000 in the fourth quarter of 2010.

Net income in the 2011 fourth quarter was $205,000, or $0.02 per basic and diluted share, resulting in a profit of $219,000 for the last half of 2011. Net loss in the fourth quarter of 2010 was $567,000, or $0.05 loss per basic and diluted share.

Exhibit 99.1

“We are very pleased with the progress we made in 2011 particularly in the latter half of the year, as net sales for 2011 and achieving a profit in the fourth quarter were in line with our previously announced guidance” Oliva said. “While there are still some hurdles to cross, including our typically challenging first quarter, I believe we are making a strong statement for our long-term viability as a prosperous company going forward. We have paid down what was once a crushing debt load, which significantly reduced our interest costs and substantially improved our balance sheet, and we have completely reshaped the operational and cost structures of our business.”

The Company also recently modified the terms of the remaining $1.0 million note with its previous primary lender, the PEM Group, which gives EMRISE the opportunity to pay off the debt early and receive a discount of 25 percent to 30 percent from the original $1.0 million of the remaining note depending on the date of the pay off.

Oliva added, “I am pleased to report that even though we shipped a large number of orders during the third and fourth quarters of 2011, our backlog of booked orders at year-end remained strong. During 2011, we also remediated the material weaknesses in the Company's internal control over financial reporting that had been reported in previous EMRISE Annual Reports on Form 10-K. As a result of the progress made throughout the Company's operations, EMRISE's financial health and market focus improved significantly in 2011, and we are a much stronger company today than we were a year ago.”

Management believes 2012 can be another solid year for EMRISE building on the stronger operational foundation it established in 2011. EMRISE's core electronic devices and communications equipment businesses are well established suppliers to the aerospace, defense, telecommunications, industrial, marine, utility, and a range of other commercial markets. Sales of EMRISE's commercial aerospace IFE&C products and its network access products in 2011 were in line with management's expectations and the Company continues to have a strong order flow in those areas.

“While the growth in our communications equipment business was partially offset in 2011 by slower sales at our U.S. communications business unit,” Oliva said, “we believe that the decline was due to a general decline in infrastructure spending by telecommunications companies and the U.S. government, which could change as the economy strengthens.”

EMRISE plans to file its Annual Report on Form 10-K for the year ended December 31, 2011 with the Securities and Exchange Commission (“SEC”) today.
Additional Analysis of Results
2011 Fourth Quarter and Full Year Net Sales by Business Segment
Net sales of electronic devices in the fourth quarter of 2011 increased approximately 23 percent to $6.9 million, up from $5.6 million in the fourth quarter of 2010, as planned shipments of the Company's significant backlog of orders of IFE&C products and, to a lesser extent, its radio frequency (RF) devices for non-IFE&C markets continued.
Net sales of electronic devices for 2011 increased 21 percent to $22.0 million, up from $18.3 million in 2010 due, in part, to higher sales volumes in the third and fourth quarters of 2011. This increase in net sales, as compared to 2010, was the result of higher sales of commercial aerospace IFE&C products, and, to a lesser extent, RF devices for other markets. The Company continues to see a steady volume of order bookings in these areas as represented by quarterly orders averaging in excess of $5.0 million. Power supply sales to the military market were lower in 2011 than in the previous year primarily due to the aforementioned $1.2 million order cancellation in the second quarter of 2011.
Net sales of communications equipment were $3.1 million in the fourth quarter of 2011, compared to $3.4 million in the fourth quarter of 2010. The decline in net sales was primarily due to lower sales volumes in EMRISE's U.S. communications equipment subsidiary as the result of a decline in infrastructure spending in the United States, which was partially offset by an increase in net sales of network access products at the Company's French communications equipment business unit.

Exhibit 99.1

Net sales of communications equipment in 2011 increased slightly to $11.5 million, up from $11.3 million. This modest improvement in net sales in the communications equipment segment was a result of an increase in sales of network access products at the Company's French business unit, partially offset by decreased sales from its U.S. business unit. International sales of the Company's French network access products have continued to provide a solid backlog of booked business. EMRISE continues to actively work to expand its market reach for its French network access products into the United States, and despite the highly competitive nature of this market, the Company has seen favorable progress from its efforts thus far.

2011 Fourth Quarter and Full Year Gross Margins for the Company and by Business Segment
For the fourth quarter of 2011, the Company's overall gross profit, as a percentage of net sales (gross margin), was 30.2 percent, compared to 34.5 percent for the fourth quarter of 2010. This decrease was due primarily to the product mix including a higher ratio of sales of lower margin IFE&C products.
For the full year, overall gross margin was 28.4 percent in 2011, compared to 30.1 percent in 2010, which was in line with the Company's expectations. This decrease was the result of lower sales volumes and product mix in the first half of 2011, which increased unit costs due to higher absorption of fixed overhead costs in product cost.
For the fourth quarter of 2011, gross margin for the Company's electronic devices segment was 30.4 percent, up modestly from gross margin in the 2010 fourth quarter of 30.0 percent.

For the full year, gross margin for the Company's electronic devices segment was 26.6 percent in 2011, which was up modestly from 26.2 percent in 2010. Gross margin in the first half of 2011 was down because the product mix shifted to a higher ratio of sales of lower margin IFE&C products; however, gross margin improved in the second half of 2011 because of higher sales volumes.

For the fourth quarter of 2011, gross margin for the Company's communications equipment business was 29.6 percent compared to 40.5 percent in the fourth quarter of 2010, primarily due to lower sales volumes at its U.S. business unit, which resulted in a higher per unit cost absorption of the fixed overhead.

For the full year, gross margin for the Company's communications equipment segment was 31.8 percent in 2011, down from 36.5 percent in 2010 primarily due to lower sales volumes at its U.S. business unit, which resulted in a higher per unit cost absorption of the fixed overhead. This decrease in gross margin was partially offset by an increase in gross margin at the Company's French operation due to its higher sales volumes.
2011 Fourth Quarter and Full Year Operating Expenses
Operating expenses for the fourth quarter of 2011 were $2.6 million compared to $2.9 million for the same period in 2010. Operating expenses for 2011 were $11.2 million, down approximately $1.5 million, or approximately 12 percent, from operating expenses in 2010 of $12.7 million, which included a non-recurring charge of $0.9 million associated with employee transaction costs and approximately $0.6 million of selling, general and administrative ("SG&A") expenses associated with transaction activities that were in excess of the costs the Company would have normally incurred if it had not been engaged in such transaction activities. However, SG&A expenses as a percentage of sales improved significantly from 33.9 percent of sales in 2010 down to 28.7 percent of sales in 2011. The improvement in the 2011 SG&A expenses, as a percentage of sales, is due to the Company's continued focus on containing costs in proportion to its operational needs.
Backlog
Backlog was $25.5 million as of December 31, 2011, compared to $27.1 million as of December 31, 2010, even though the Company shipped a large number of orders during the third and fourth quarters of 2011. The amount of backlog orders represents revenue that the Company anticipates recognizing in the future, as evidenced by purchase orders and other purchase commitments received from customers, but on which work has not yet been initiated or is currently in progress. Management believes that the majority of its current backlog will be shipped within the next 12 months.

Exhibit 99.1

Balance Sheet Highlights
As of December 31 2011, EMRISE's cash and equivalents totaled $0.8 million as compared to $3.7 million at December 31, 2010. The decline in cash was due in large part to the Company increasing inventories in 2011 in preparation for increased shipments in the second half of 2011. At December 31, 2011, EMRISE had total debt obligations of $5.7 million, compared to $4.7 million at December 31, 2010, which was due to a new loan for the Company's UK subsidiary.  Total debt includes $0.5 million outstanding related to subsidiary financing arrangements, a term loan to a former senior lender of $1.0 million (inclusive of debt premium and maturing February 29, 2013), capital lease obligations of $0.3 million, a term loan to Lloyds TSB Bank plc of $1.1 million and notes payable to the former shareholders of Advanced Control Components of $2.8 million (maturing August 31, 2013), the current portion of which loans and obligations totaled $2.1 million.
Adjusted EBITDA
The Adjusted EBITDA loss for the full 2011 year was reduced to $1.2 million, a decline of approximately $1.7 million from the Adjusted EBITDA loss of $2.9 million in 2010.

Outlook for 2012

EMRISE currently has a significant backlog of booked orders for its electronic devices business and expects a moderate sales increase in the first half of 2012, followed by substantially increased sales in the second half of 2012 as the Company ships these orders to meet its customers' requested delivery schedules.

The Company's communications equipment business segment currently has a strong backlog of orders for its French subsidiary and, while EMRISE is optimistic about the growth of its network access business, particularly in the U.S. markets, it expects communications equipment sales in 2012 will remain relatively consistent with 2011 sales.

The Company's management noted that, compared to the second, third and fourth quarters, the first quarter of every year experiences increased levels of general and administrative expenses associated with required year-end financial reporting and other corporate requirements, which negatively impact first quarter results.
EMRISE believes overall revenue for 2012 should grow organically between 11 percent and 14 percent over 2011 revenue. The Company also believes that, even though it expects to incur a loss in the first quarter of 2012 due to the aforementioned increased levels of general and administrative costs and the lower sales volumes it typically experiences in the first quarter of each year, it should achieve profitability in the second quarter of 2012 and for the full year as a result of improved sales and its ongoing cost containment efforts.

Non-GAAP Financial Measures - Reconciliation of Non-GAAP Measures
This news release includes a non-GAAP financial measure, as defined by SEC Regulation G, which management believes provide a meaningful trend of operating performance, and measure of liquidity and the Company's ability to service debt. The non-GAAP measure included in this news release is Adjusted EBITDA. EMRISE defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, non-cash stock compensation, asset impairments charges, and net other income, less net gain or loss on discontinued operations. A reconciliation between net income (loss) and Adjusted EBITDA is provided in the financial tables at the end of this news release.

Conference Call and Webcast
A conference call with EMRISE management is scheduled for 11:30 a.m. EDT (8:30 a.m. PDT) on Friday, March 30, 2012 to discuss the Company's audited financial results for the year ended December 31, 2011, as well as to review the 2011 fourth quarter results. To join the conference call, dial toll-free (877) 941-2068 five minutes prior to the scheduled start time. For callers outside the United States, dial (480) 629-9712. A live webcast of the call may also be accessed at www.EMRISE.com; on the EMRISE client page at www.allencaron.com; or at http://

Exhibit 99.1

viavid.net. An archived replay of the webcast will be available shortly after the call through the same web links listed above and will be available for 90 days.
About EMRISE Corporation
EMRISE designs, manufactures and markets electronic devices, sub-systems and equipment for aerospace, defense, industrial and communications markets. EMRISE products perform key functions such as power supply and power conversion; radio frequency (RF) and microwave signal processing; and network access and timing and synchronization of communications networks. The use of its network products in network timing and synchronization in edge networks is a primary growth driver for the Company's Communications Equipment business segment. The use of its power supplies, RF and microwave signal processing devices and subsystems in on-board in-flight entertainment and connectivity systems is a primary growth driver for the Company's Electronic Devices business segment. EMRISE serves the worldwide base of customers it has built in North America, Europe and Asia through operations in the United States, England and France. EMRISE is a publicly traded company whose common stock trades on the OTCBB under the symbol EMRI. For more information go to www.emrise.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
With the exception of historical information, certain matters discussed in this press release, including the Company's ability to achieve continued revenue growth; its ability to achieve profitability for 2012 or any future period; our ability to increase market share in the IFE&C market and the UK military market; and its ability to meet revenue goals for 2012 and other future-oriented matters are all forward looking statements within the meaning of the Private Securities Litigation Reform Act. The actual future results of EMRISE could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, failure to meet working capital needs that causes supply interruptions or delays in shipments to customers; cost reductions that do not result in the anticipated level of cost savings or cost reductions that need to be reversed to meet operating needs; whether the Company can maintain its cost management activities; whether the Company can meet its debt obligations; whether the global economic recession will have a further or deeper negative impact on the Company's customers, vendors or suppliers that has a negative impact on the Company's ability to ship backlog, increase sales, book new orders at the same price and size or meet its sales forecasts; inability to develop new products or grow sales; unexpected costs, cost increases or lack of expected savings that affect the future profitability of EMRISE; inability to support the required development of new or existing products; unexpected delays, or additional delays as may be experienced by EMRISE customers, vendors or other circumstances which prevent timely shipment of current or future orders as expected. The Company also refers you to those factors contained in the "Risk Factors" section of EMRISE's Annual Report on Form 10-K for the year ended December 31, 2011, its Current Reports on Form 8-K filed in recent months, and other EMRISE filings with the SEC.

TABLES FOLLOW

Exhibit 99.1

EMRISE CORPORATION
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Year Ended December 31,
	2011	2010
Net sales	$33,531	$29,523
Cost of sales	24,007	20,642
Gross profit	9,524	8,881
Operating expenses:
Selling, general and administrative	9,618	10,020
Engineering and product development	1,549	1,730
Employee transaction costs	—	906
Total operating expenses	11,167	12,656
Loss from operations	(1,643)	(3,775)
Other income (expense):
Interest income	45	86
Interest expense	(383)	(1,940)
Other, net	21	20
Gain on extinguishment of debt	—	295
Total other expense, net	(317)	(1,539)
Loss before income taxes	(1,960)	(5,314)
Income tax provision	88	583
Loss from continuing operations	(2,048)	(5,897)
Discontinued operations:
Income from discontinued operations	668	3,461
Tax provision on discontinued operations	239	985
Income from discontinued operations	429	2,476
Net loss	$(1,619)	$(3,421)
Weighted average shares outstanding
Basic and diluted	10,672	10,647
Earnings (loss) per share:
Basic and diluted
Continuing operations	$(0.19)	$(0.55)
Discontinued operations	$0.04	$0.23
Net loss	$(0.15)	$(0.32)

EMRISE CORPORATION
Condensed Consolidated Balance Sheets
(in thousands, except per share amounts)

	December 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$805	$3,742
Accounts receivable, net of allowances for doubtful accounts	6,334	5,432
Inventories	8,404	7,274
Deferred tax assets	24	36
Prepaid and other current assets	1,008	1,336
Current assets of assets held for sale	345	435
Total current assets	16,920	18,255
Property, plant and equipment, net	957	863
Goodwill	4,970	4,931
Intangible assets other than goodwill, net	838	973
Deferred tax assets	227	259
Restricted cash	386	—
Other assets	370	208
Total assets	$24,668	$25,489
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,445	$3,146
Accrued expenses	3,551	3,767
Lines of credit	468	411
Current portion of long-term debt	1,658	172
Income taxes payable	298	82
Other current liabilities	269	752
Current liabilities of assets held for sale	13	32
Total current liabilities	9,702	8,362
Long-term debt	3,615	4,092
Deferred income taxes	89	141
Other liabilities	664	874
Total liabilities	14,070	13,469
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.01 par value. Authorized 10,000,000 shares no shares issued and oustanding	—	—
Common stock, $0.0033 par value. Authorized 75,000,000 shares; 10,683,337 and 10,667,337 issued and outstanding at December 31, 2011 and December 31, 2010, respectively	128	128
Additional paid-in capital	44,162	44,068
Accumulated deficit	(31,626)	(30,007)
Accumulated other comprehensive loss	(2,066)	(2,169)
Total stockholders’ equity	10,598	12,020
Total liabilities and stockholders’ equity	$24,668	$25,489

Reconciliation of Adjusted EBITDA to Net Loss
(Unaudited, in thousands)

	Year Ended December 31,
	2011	2010

Net loss as reported	$(1,619)	$(3,421)

Additions:
Depreciation and amortization	390	461
Stock based compensation	94	140
Interest expense, net	338	1,854
Other, net	(21)	(20)
Income tax provision	88	583

Subtractions:
Income from discontinued operations	429	2,476
Adjusted EBITDA	$(1,159)	$(2,879)

Use of Non-GAAP Financial Measures
In evaluating its business, EMRISE considers and uses Adjusted EBITDA as a supplemental measure of its operating performance. We define Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, non-cash stock compensation, and net other income, less net income or loss on discontinued operations. Management believes that Adjusted EBITDA is a meaningful measure of liquidity and the Company's ability to service debt because it provides a measure of cash available for such purposes. Management provides an Adjusted EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company's performance on a period-over-period basis.

The term Adjusted EBITDA is not defined under GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. Adjusted EBITDA has limitations as an analytical tool, and when assessing the Company's operating performance, investors should not consider Adjusted EBITDA in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with GAAP. Other companies may calculate similar measures differently than EMRISE, limiting their usefulness as comparative tools. EMRISE compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only supplementally.